UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 3, 2011

(Date of earliest event reported)

PENSECO FINANCIAL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

000-23777

(Commission File Number)

PA	23-2939222
(State or other jurisdiction of incorporation)	(IRS Employer of Identification No.)

150 North Washington Avenue, Scranton, Pennsylvania	18503-1848
(Address of principal executive offices)	(Zip Code)

(570) 346 - 7741

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

Employment Agreement

On January 3, 2011, Penseco Financial Services Corporation, a Pennsylvania corporation (“the Company”), together with Penn Security Bank & Trust, a Pennsylvania state chartered community bank and trust company (the “Bank”), entered into an amended and restated employment agreement with the Company’s and Bank’s President and Chief Executive Officer, Craig W. Best (the “Employment Agreement”).

Except as described below, the terms of the Employment Agreement are substantially similar to those contained in the employment agreement, dated January 2, 2006, among the Company, the Bank and Mr. Best filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2006 as Exhibit 10 to the Company’s Form 10-K for the fiscal year ended December 31, 2005 (the “Prior Agreement”).

The Employment Agreement provides for an initial annual base salary of $247,268, which is subject to annual review by the Bank’s board of directors (the “Board”); in the event of an across-the-board salary reduction affecting all of the Company’s management employees, the Board may decrease Mr. Best’s base salary. The Employment Agreement also provides that Mr. Best will be eligible to (i) receive an annual cash bonus equal to a percentage of his base salary, which percentage will be determined by the Board from time to time; (ii) participate in certain deferred compensation plans, including the Bank’s Deferred Compensation Plan #2; and (iii) participate in the Bank’s long-term incentive or equity-based compensation plans. The Employment Agreement provides that any “excess annual incentive cash payments” and “excess long-term incentive awards” (each as defined in the Employment Agreement) paid to Mr. Best are subject to clawback provisions in the incentive plans pursuant to which the Board may request reimbursement for such payments from Mr. Best in the event that the Bank’s financial statements are the subject of a restatement that is required by applicable law.

Mr. Best’s employment with the Company and the Bank is on an “at will” basis, and each of the Company, the Bank and Mr. Best may terminate the Employment Agreement on substantially the same terms as set forth in the Prior Agreement. Under the Employment Agreement, and in the event that Mr. Best’s employment is terminated without “Cause” (as defined in the Employment Agreement), the Company and the Bank are obligated to, among other things, make monthly payments to Mr. Best for two (2) years following the termination equal to the sum of 1/12th of Mr. Best’s base salary at the time of termination and 1/12th of the bonus payment that Mr. Best was then eligible to receive (each such monthly payment a “Salary Continuation Payment”); in the event that Mr. Best is terminated in connection with a Change of Control (as defined in the Employment Agreement), he will be entitled to Salary Continuation Payments for a period of three (3) years following termination. The Employment Agreement provides for adjustments to the timing of severance payments due to Mr. Best to comply with certain provisions of the Internal Revenue Code, including Section 409A thereof. Payment of severance under the Employment Agreement is in each case contingent upon Mr. Best’s execution and delivery of a release agreement to the Company and the Bank.

The Employment Agreement contains customary confidentiality and restrictive covenant provisions. In addition, Mr. Best agrees to participate in, and comply with, the Bank’s Executive Stock Ownership Guidelines (the “Guidelines”), pursuant to which he is required to own shares of the Company with a value equal to three times his base salary within four (4) years of the date of adoption of the Guidelines, which coincides with the effective date of the Employment Agreement; the Guidelines provide that, in the event that Mr. Best is not in compliance therewith at the end of the allotted four (4) year compliance period, all future bonuses payable to him will be paid in stock of the Company unless and until he becomes compliant with the Guidelines.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated January 3, 2011, among Penseco Financial Services Corporation, Penn Security Bank & Trust, and Craig W. Best.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Craig W. Best
Name:	Craig W. Best
Title:	President and CEO

Date: January 7, 2011

EXHIBIT INDEX

10.1	Employment Agreement, dated January 3, 2011, among Penseco Financial Services Corporation, Penn Security Bank & Trust, and Craig W. Best.